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                                                                     Exhibit 5.1

                           Simpson Thacher & Bartlett
                              425 Lexington Avenue
                               New York, NY 10017
                                 (212) 455-2000

                                                                 August 9, 2001

Peabody Energy Corporation
701 Market Street
St. Louis, Missouri 63101-1826

Ladies and Gentlemen:

         We have acted as counsel to Peabody Energy Corporation, a Delaware corporation (the "Company"), and to the entities listed on Schedule A hereto (collectively, the "Guarantors") in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the registration by the Company of (i) $317,100,000 aggregate principal amount of 8 7/8% Series B Senior Notes due 2008 (the "Senior Notes"), guaranteed (the "Senior Guarantees") on a senior basis by the Guarantors, the issuance by the Company (ii) $408,300,000 aggregate principal amount of its 9 5/8% Series B Senior Subordinated Notes due 2008 (the "Senior Subordinated Notes" and together with the Senior Notes, the "Notes"), guaranteed (the "Senior Subordinated Guarantees" and together with the Senior Guarantees, the "Guarantees") on a senior subordinated basis by the Guarantors, and (iii) the Guarantees. The Senior Notes were issued under an indenture (the "Senior Indenture") dated as of May 18, 1998 between the Company and State Street Bank and Trust Company, as Trustee. The Senior Subordinated Notes were issued under an Indenture, dated as of May 18, 1998 (the "Senior Subordinated Indenture"), between the Company and State Street Bank Trust Company, as Trustee. The Senior Guarantees were issued under the First Supplemental Senior Indenture, dated as of May 19, 1998, the Second Supplemental Senior Indenture, dated as of December 31, 1998 and the Third Supplemental Senior Indenture, dated as of June 30, 1999, each among the Company, the respective Guarantors and State Street Bank Trust Company, as Trustee (the "Supplemental Senior Indentures" and, together with the Senior Indenture, the "Senior Indentures"). The Senior Subordinated Guarantees were issued under the First Supplemental Senior Subordinated Indenture, dated as of May 19, 1998, the Second Supplemental Senior Subordinated Indenture, dated as of December 31, 1998 and the Third


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Peabody Energy Corporation             Page 2                    August 9, 2001



Supplemental Senior Subordinated Indenture, dated as of June 30, 1999, each among the Company, the respective Guarantors and State Street Bank Trust Company, as Trustee (the "Supplemental Senior Subordinated Indentures" and, together with the Senior Indenture, the "Senior Indentures"). The Senior Indentures and the Senior Subordinated Indentures are collectively referred to as the "Indentures."

         We have examined the Registration Statement and the Indentures, which have been filed with the Commission and have been filed as exhibits to, or incorporated by reference into, the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company and the Guarantors.

         In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indentures are the valid and legally binding obligation of the Trustee. We have assumed further that (1) the Guarantors have duly authorized, executed and delivered the Indentures and (2) execution, delivery and performance by the Guarantors of the Indentures and their Guarantees do not and will not violate the laws of Illinois, Kentucky, West Virginia or any other applicable laws (excepting the laws of the State of New York and the Federal laws of the United States).

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

         1. Assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Securities, the terms of the offering thereof and related matters by the Board of Directors of the Company, a duly constituted and acting committee of such Board or duly authorized officers of the Company (such Board of Directors, committee or authorized officers


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Peabody Energy Corporation             Page 3                    August 9, 2001



being hereinafter referred to as the "Board") and (b) the due execution, authentication, issuance and delivery of the Securities, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the Indentures and such agreement, the Securities constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

         2. Assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Guarantees and related matters by the Board of Directors of each Guarantor, a duly constituted and acting committee of such Board or duly authorized officers of each Guarantor, (b) the due execution, authentication, issuance and delivery of the Securities upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the Indenture and such agreement and (c) the due issuance of the Guarantees, the Guarantees constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

         Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

         We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law and the Delawaare Limited Liability Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the forgoing), the law of the State of New York and the Federal law of the United States.

         We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                              Very truly yours,
                                              /s/ SIMPSON THACHER & BARTLETT



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                                                  Schedule A

      Affinity Mining Company
      Arid Operations, Inc.
      Big Sky Coal Company
      Bluegrass Coal Company
      Caballo Coal Company
      Charles Coal Company
      Cleaton Coal Company
      Coal Properties Corp.
      Colony Bay Coal Company
      Cook Mountain Coal Company
      Cottonwood Land Company
      EACC Camps, Inc.
      Eastern Associated Coal Corp.
      Eastern Royalty Corp.
      Gallo Finance Company
      Gold Fields Chile, S.A.
      Gold Fields Mining Corporation
      Gold Fields Operating Company - Ortiz
      Grand Eagle Mining, Inc.
      Hayden Gulch Terminal, Inc.
      Highland Mining Company
      Hillside Mining Company
      Independence Material Handling Company
      Interior Holdings Corp.
      James River Coal Terminal Company
      Juniper Coal Company
      Kayenta Mobile Home Park, Inc.
      Martinka Coal Company
      Midco Supply and Equipment Corporation
      Mountain View Coal Company
      North Page Coal Corp.
      Ohio County Coal Company
      Patriot Coal Company, L.P.
      Peabody America, Inc.
      Peabody Archveyor, L.L.C.
      Peabody Coal Company
      Peabody COALSALES Company
      Peabody COALTRADE, Inc.
      Peabody Development Company
      Peabody Development Land Holdings, LLC
      Peabody Energy Solutions, Inc.
      Peabody Holding Company, Inc.
      Peabody Natural Gas, LLC
      Peabody Natural Resources Company
      Peabody Southwestern Coal Company
      Peabody Terminals, Inc.
      Peabody Venezuela Coal Corp.
      Peabody Western Coal Company
      Pine Ridge Coal Company


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      Porcupine Productions, LLC
      Porcupine Transportation, LLC
      Powder River Coal Company
      Rio Escondido Coal Corp.
      Rivers Edge Mining, Inc.
      Riverview Terminal Company
      Seneca Coal Company
      Sentry Mining Company
      Snowberry Land Company
      Sterling Smokeless Coal Company
      Thoroughbred, L.L.C.
      Thoroughbred Generating Company, L.L.C.